Exhibit 16-11

Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000

December 2, 2011

Board of Trustees

MTB Group of Funds

100 East Pratt Street, 15th Floor

Baltimore, Maryland 21202

Subject:	Registration Statement on Form N-14

Board of Trustees:

We have acted as counsel to the MTB Group of Funds (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares of beneficial interest, without par value (the “Shares”) to be issued by the Trust on behalf of certain of its series as shown in the table below (the “Acquiring Funds”), in connection with the acquisition of all of the assets and liabilities of certain other series of the Trust as shown in the table below (the “Target Funds”), by and in exchange for Shares, of the Acquiring Funds (the “Transaction”).

Target Funds	Acquiring Funds
MTB Prime Money Market Fund	MTB Money Market Fund
Corporate Class Shares	Class I Shares (to be redesignated Select Shares)†

MTB Pennsylvania Tax-Free Money Market Fund	MTB Tax-Free Money Market Fund
Class A Shares (to be redesignated Service Shares)†	Class A Shares (to be redesignated Service Shares)†
Class I Shares (to be redesignated Select Shares)†	Class I Shares (to be redesignated Select Shares)†
Class I2 Shares (to be redesignated Administrative Shares)†	Class I2 Shares (to be redesignated Administrative Shares)†

MTB New York Tax-Free Money Market Fund	MTB Tax-Free Money Market Fund
Class A Shares (to be redesignated Service Shares)†	Class A Shares (to be redesignated Service Shares)†
Class I Shares (to be redesignated Select Shares)†	Class I Shares (to be redesignated Select Shares)†

MTB U.S. Government Bond Fund	MTB Short Duration Government Bond Fund
Class A Shares	Class A Shares
Class I Shares	Class I Shares

†	On or about January 20, 2012, with regard to the money market funds, Class I Shares will be redesignated as Select Class Shares, Class I2 Shares will be redesignated as Administrative Class Shares and Class A Shares will be redesignated as Service Class Shares pursuant to a plan of recapitalization adopted by the Trust’s Board of Trustees.

Board of Trustees

MTB Group of Funds

December 2, 2011

In rendering the opinion hereinafter set forth, we have reviewed the Trust’s Agreement and Declaration of Trust (the “Agreement”) and By-laws, each as amended to date, resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, the form of Plan of Reorganization for the Transaction, which was approved by the Trust’s Board of Trustees (the “Plan”), a Good Standing Certificate from the Secretary of the State of Delaware dated December 2, 2011, the Registration Statement to be filed on December 2, 2011 and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust. Additionally, we have assumed that: (i) the Trust will remain a valid and existing statutory trust under the laws of the State of Delaware, and the provisions of the Agreement and By-Laws relating to the issuance of the Shares will not be modified or eliminated; (ii) the registration with the Commission of an indefinite number of the Shares will remain effective; (iii) the Shares of the Acquiring Funds will be issued in accordance with the Trust’s Agreement, By-Laws, Plan and resolutions relating to the creation, authorization and issuance of shares and to the Transaction (the “Resolutions”); (iv) the Resolutions will not be modified or withdrawn and will be in full force and effect on the date of issuance of such shares; (v) the Shares of the Acquiring Funds will be issued against payment therefor as described in the Combined Prospectus/Proxy Statement and Statement of Additional Information relating to the Transaction included in the Registration Statement, and that the payment for such shares will have been at least equal to the net asset value of such Shares; (vi) all documents submitted to us as originals are authentic, the signature(s) thereon are genuine and the persons signing the same were of legal capacity; (vii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (viii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate.

On the basis of and subject to the foregoing, it is our opinion that upon (i) the execution of the Plan with respect to the Transaction and (ii) the prior satisfaction of the conditions contained in the Plan, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Trust.

This opinion is solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matter set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

Board of Trustees

MTB Group of Funds

December 2, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. However, this does not constitute a consent under Section 7 of the Securities Act of 1933, and we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ Kenneth L. Greenberg
Kenneth L. Greenberg, a Partner